Comparison of change in value of $10,000 investment in Dreyfus Growth and Income Fund, Inc. and the
Standard & Poor's 500 Composite Stock Price Index


EXHIBIT A:

                              STANDARD
                              & POOR'S 500
                  DREYFUS     COMPOSITE
                 GROWTH AND   STOCK
    PERIOD       INCOME       PRICE
                FUND, INC.    INDEX *

    12/31/91    10,000        10,000
    10/31/92    11,257        10,281
    10/31/93    13,986        11,814
    10/31/94    13,993        12,270
    10/31/95    15,836        15,510
    10/31/96    18,910        19,245
    10/31/97    21,362        25,423
    10/31/98    22,906        31,019
    10/31/99    27,439        38,979
    10/31/00    29,660        41,348

* Source: Lipper Inc.